Exhibit 99.2

Sterling Construction Co., Inc.	STRL	Q2 2016 Earnings Call	Aug. 1, 2016
Company▲	Ticker▲	Event Type▲	Date▲

PARTICIPANTS

Corporate Participants

Jennifer Maxwell – Director-Investor Relations, Sterling Construction Co., Inc.

Paul J. Varello – Chief Executive Officer & Director, Sterling Construction Co., Inc.

Ronald A. Ballschmiede – Chief Financial Officer & Executive Vice President, Sterling Construction Co., Inc.

Other Participants

John Bergstrom Rogers – Analyst, D. A. Davidson & Co.

Tahira Afzal – Analyst, KeyBanc Capital Markets, Inc.

William Bremer – Analyst, Maxim Group LLC

Vahid Khorsand – Analyst, BWS Financial, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to the Sterling Construction’s Second Quarter 2016 Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Jennifer Maxwell, Director of Investor Relations. Thank you, you may begin. Ladies and gentlemen, please standby, your conference will resume momentarily. Okay. You may begin the conference.

Jennifer Maxwell, Director-Investor Relations

Thanks Christine and good morning everyone. Participating with me today on our call is our Chief Executive Officer, Paul Varello; our Chief Financial Officer, Ron Ballschmiede; and [ph] Joe Cardello (1:23), our Chief Business Development Officer.

Just as a reminder, today’s conference call includes certain statements that fall within the definition of forward-looking statements under the Private Securities Litigation Reform Act. Any such statements are subject to risks and uncertainties, including overall economic and market conditions; federal, state and local government funding, competitor and customer actions and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the company’s filings with the Securities and Exchange Commission.

Accordingly, such statements should be considered in light of these risks. Any predictions by the company is only a statement of management’s beliefs at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s beliefs; and the company does not undertake to publicly update those predictions.

And now, I would like to turn this call over to our CEO, Paul Varello. Paul?

Paul J. Varello, Chief Executive Officer & Director

Thanks Jennifer and good morning everybody. I am happy to report that our turnaround efforts continue to produce positive results. Our net income for this quarter was finally crossed over into the black and is the highest quarterly income in more than 13 quarters. We believe that our turnaround is on track and we expect our bottom line to continue to improve.

Although we experienced torrential rains and flooding during the quarter in Texas, we made very good progress in our other geographic markets and that helped to offset a majority of the shortfall. For the quarter, Texas represented only 25% of our revenue, where normally it is closer to 33%.

From a broader perspective, we continue to see sequentially greater investment in infrastructure projects at the federal, state and local levels. Many of the projects that will be out for bid include roads, bridges, airports and water projects in the $20 million to $80 million range which fits very well with our capabilities and allows us to be selective in choosing the best jobs to bid.

We also have been very pleased with the way backlog and project margins have continued to increase during the first half of this year. Our total backlog at the end of the quarter, including projects where we were the apparent low bidder but the contracts had not yet been signed, totaled more than $919 million. In addition, the bid margin in projects awarded during the first half of this year was 9.4%. We see that trend continuing throughout the balance of this year and beyond.

We also completed an equity offering during the quarter which raised $19 million. We used the proceeds to pay down a large portion of our very expensive debt and to fund working capital needs as we ramped up a record number of projects during the quarter.

With our stronger balance sheet and improved financial flexibility we are well positioned to take full advantage of the growth opportunities we see before us. We expect that the rains and flooding experienced in Texas may result in lower revenue and net income for the year as some of this delayed work pushes out into 2017. We now expect full year revenue to be in the range of $670 million to $690 million and net income to be in the range of $2 million to $5 million.

In conclusion, we believe that our turnaround efforts, though not complete, continue to drive significant improvement in earnings and create a firm foundation for sustained growth in the years ahead.

Now, I’d like to ask our CFO, Ron Ballschmiede to offer his report. Ron?

Ronald A. Ballschmiede, Chief Financial Officer & Executive Vice President

Thanks Paul and good morning everybody. Let me start with building on Paul’s backlog comments by providing a few additional details around our recent backlog trends. At June 30, 2016, our backlog stood at $810 million compared to the end of our second quarter of 2015 a backlog of $243 million. As Paul mentioned, our total backlog at the end of 2016 second quarter, including projects where we were the apparent low bidder but the contracts had not yet been signed, totaled $919 million, consistent with the end of the first quarter of 2016.

Even more important than the level of our backlog is the steady improvement of our embedded gross margin in that backlog. At June 30, 2015, the backlog margin was 6.3%. The backlog margin has increased each subsequent quarter and at June 30, 2016, the margin backlog increased 150 basis points to 7.8%.

We believe that this trend reflects progress made in the diligence around selecting the right projects to bid on, improvements in project execution, continued progress to complete legacy projects with little or no margin and the significant increases in transportation and infrastructure bid opportunities.

Revenue for the second quarter of 2016 was $190 million, a bit short of our expectation, yet more than $13 million higher than Q2 of last year, which was $177 million. The second quarter of the year was not helped by the poor weather in some of our markets, particularly the very wet weather in Texas, which is normally our largest market.

On the positive side, our geographic dispersion mitigated a portion of that negative revenue pressure in Texas with increasing revenues in each of Nevada, Hawaii and the Rocky Mountain States.

Gross profits for the second quarter totaled $16.1 million or 8.5% of revenues compared to $9.1 million or 5.1% for the comparable period of 2015. The second quarter 2016 8.5% gross margin is the highest quarterly margins since 2012.

Our actual gross margin performance against estimated margins continues to be solid. For the six months of 2016 with $316 million of revenue driven by over $800 million of backlog, our changes in estimated revenue and gross margin resulted in a net charge of only $500,000.

Importantly and as we discussed in our first quarter call, that small charge for the full half year of the year included a first quarter charge of approximately $1 million related to a subcontractor dispute on a previously completed legacy project in California. While never able to declare project execution victory, our progress over the past year and a half has been significant.

Our general and administrative expenses for the second quarter were at $9.1 million, down from $9.6 million in the comparable quarter of 2015. The year-over-year decline was largely the result of lower employee-related and benefit-related costs.

Other operating expense was $3.6 million compared to other operating income of $300,000 in the first quarter of 2015. The increase was primarily due to increased non-controlling interest expense driven by the combined increased income from the company’s two partially-owned subsidiaries.

Additionally, one of the subsidiaries’ 2015 non-controlling interest was classified below net income and included in non-controlling owners’ interest in earnings and subsidiaries and joint ventures. As a result of amendments to that subsidiary’s agreement, both subsidiaries’ 2016 non-controlling interests are now included and will be moving forward in other operating expense, net.

You’ll note that during the quarter we also reported a $520,000 expense of non-controlling owners’ interest in earnings of subsidiaries and joint ventures, the line just below net income on our income statement. In 2016, this line item represents only our partner’s share of our construction joint venture income.

Interest expense for 2016 second quarter was $812,000 compared to the second quarter of 2015 of $634,000. The increase reflects the higher interest rate of our asset-based lending facility and changes in our average debt balance. The summation of all these items results in a second quarter net income attributable to Sterling common share stockholders of $2 million and net income per share of $0.09 per share compared with a second quarter 2015 loss of $2.5 million or a loss of $0.13 per share.

Turning to our balance sheet, we ended the quarter with a cash balance of $42.6 million compared to a cash balance of $14.9 million at the end of 2016 first quarter. Our June 30, 2016, balance sheet includes approximately $23.6 million of cash held by our California variable interest entity and our consolidated construction joint venture, which is reserved for use in both entities. The comparable cash reserve balance at the beginning of the second quarter of 2016 was $5.9 million.

Our debt totaled $17.9 million at June 30, 2016, compared to $32.1 million at March 31, 2016. Taken together, our cash net of debt position at June 30, 2016, was $24.7 million, improved by almost $42 million from the beginning of the second quarter.

Significant cash generation activities during the quarter primarily included the net proceeds of $19.1 million from our common stock secondary offering, which I will discuss further in a moment, and an improvement in our investment in contract capital of $15.4 million and our cash flow from operating earnings.

We believe that the level and changes in our contract capital are good measures to manage our investment in project activities. Our contract; capital reflecting the combined balances of our contracts in process, receivables, inventories and accounts payables; improved during the second quarter of 2016 by $16.3 million.

As we had discussed in our year-end 2015 and our first quarter 2016 earnings calls, we were exploring different capital raising alternatives to further strengthen our financial position and provide us with the additional financial flexibilities to take advantage of the improving market. Our capital raising alternatives included the potential sale of real estate, equipment, businesses and equity, the favorable resolution of outstanding contract claims, refinancing our equipment-based facilities or a combination thereof. Many of these alternatives remain available to us to strategically transform and improve the profitability of our company.

However, to provide the much needed incremental working capital necessary to ramp up our recent significant new awards and restart our seasonal projects, we initiated and completed a secondary common stock offering in early May. We issued 5,175,000 shares of common stock and received net proceeds of $19.1 million on May 9.

Approximately, a third of those proceeds were immediately necessary to bring our payables back to normal terms. The balance of the proceeds went to improving our financial condition and financial flexibility allowing us to continue the turnaround and position us to return to a more traditional credit facility towards the end of 2016 or early 2017.

As expected and as evidenced by our significant improvement in liquidity at the end of the second quarter, these early spring working capital demands are now behind us and we are beginning our generally strongest seasonal cash flow quarters.

With that, I’ll turn it back to Paul.

Paul J. Varello, Chief Executive Officer & Director

Thanks, Ron. Now I’d like to open it up to questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. We will now be conducting a question-and-answer session. [Operator Instructions] Our first question comes from the line of John Rogers with D.A. Davidson. Please proceed with your question.

<Q – John Rogers – D. A. Davidson & Co.>: Hi good morning.

<A – Paul Varello – Sterling Construction Co., Inc.>: Good morning, John.

<Q – John Rogers – D. A. Davidson & Co.>: Hey. Paul or Ron, I guess the first thing – and congratulations on the return to solid profitability. In terms of the outlook for the rest of the year, the impact on net income from the deferred revenue seems a little more extreme where it’s lingering into the second half of the year, whereas I would have expected weather-related delays, some of that would be made up in the second half of the year. But it sounds like you’re seeing some or expecting some continuing margin pressure. Am I reading this wrong?

<A – Paul Varello – Sterling Construction Co., Inc.>: No, I don’t think it was so much margin pressure as really three factors. The rain in Texas was one of the big contributors. It’s our biggest market in terms of revenue. Ron, when I get done, please go over the math of how that impacted net income. But if we just think about the revenue shortfall issue or the recast revenue, John, it is the delay due to the flooding in Texas. We had really what they call around here biblical flooding in really all of March and three quarters of April. We lost almost all that time in Texas. After that, it dried out and it seemed to be fine.

That was contributor one. Contributor two was we didn’t have enough – you remember the equity raised really generated the additional money on around May 9. We were really spoon-feeding the projects that had to ramp up as early as March. We had won a bunch of jobs in December and January, frankly more than we thought we would. And those jobs would sometimes take a while to ramp up. All were relatively quick starters which we realized then was going to drain our working capital coffers pretty quickly. So we had to slow-play that until we could get that capital raise in hand. We did that. I feel very good about how we were able to hit as many jobs as we could. And that was the larger – at least 50% of the impact was from that. The second one being the weather. I guess they’re just two really big drivers. Ron, could you explain how the revenue shortfall impacted the net earnings?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Sure. I think a couple of just add-ons to what Paul just said would be we will make up some of that revenue shortfall. But most of it just rolls out in subsequent quarters. And in addition to that, we’ve seen somewhat of a slowdown in bringing the new awards to or the progress on the new awards to fruition just timing of being released to do more work. So the combination of those things essentially just slid almost $40 million of revenue if you go midpoint to midpoint from 2016 to 2017. Top down, easy math – well, now, easy in quotes math, so at 8% to 9% margin, that moves, that number works. It’s – take $38 million delta times 8% or 9% margin and that’s about what we’re seeing from an income standpoint being shoved into 2017.

<A – Paul Varello – Sterling Construction Co., Inc.>: And as I think we all know, there is hardly any upside to being terribly optimistic on these forecasts. And so we believe that had the second quarter not been as difficult weather-wise, we had a chance of certainly staying within our guidance. But when the second quarter turned out to have these kind of challenges, we decided everything else was going so well we would just be wiser to set a target we felt more comfortable with.

<Q – John Rogers – D. A. Davidson & Co.>: Okay. And then my other question was just in terms of the margins that you saw in the quarter and you touched on this a little bit in your comments. But they’re above or they were above the margins that are estimated within your backlog. Were there some notable project closeouts there and is that a repeatable scenario?

<A – Paul Varello – Sterling Construction Co., Inc.>: [ph] Joe Catello (20:43), our Chief Business Development Officer, has joined us. [ph] Joe (20:47), can you handle that one?

<A>: Yeah. What’s really driving that margin is mix. So if you take a look at – one of the comments that Paul brought up is Texas represented a lower percentage of our total revenue than it normally does. We had a much higher revenue out in the West and in the Rocky Mountain states and Hawaii. In addition, some of the 0% margin jobs then got pushed into Q3 and Q4. So they didn’t hit the quarter as much as we anticipated out of Texas.

<A – Paul Varello – Sterling Construction Co., Inc.>: And the Western jobs had better margins than the Texas job did plus the 0%s. So the net impact of all of that was something I think will continue but to a lesser degree as Texas snaps back.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Yeah. And John, that’s one of the reasons I thought it necessary to tell you the story [indiscernible] (21:41) involved, which is the [indiscernible] (21:43) on our income statement related to our 50%-owned ventures. Our charge in the quarter for that was $3.8 million, give or take. So it’s pretty easy math. It’s all in the Q. You double that. So those two ventures made almost $8 million and of course that’s some great work in their geographies. So that certainly was the biggest factor in the mix that [ph] Joe (22:07) described. That’s a very significant impact. I’ll take more expense in the non-controlling interests [ph] and less (22:15) every time because what that means is those entities made more money, which is a good thing.

<Q – John Rogers – D. A. Davidson & Co.>: Sure, okay. Sorry and lastly if I could. Bidding prospects in the second, anything of note there? How does the pipeline look in terms of opportunities?

<A – Paul Varello – Sterling Construction Co., Inc.>: [ph] Joe (22:35), can you handle that?

<A>: Yeah. We’re in the busy season of bidding. We’re not seeing any slowdowns in any of our general markets. We’re still waiting for the pickup in Nevada. Nevada is probably the lowest or the slowest state that we have going right now. But we see some great job opportunities coming out in Utah, Colorado. And as we get towards the back half of the year, there’s a big job in Hawaii that could be coming out late this year or early next year.

<Q – John Rogers – D. A. Davidson & Co.>: Okay, great. I’ll get back in queue. Thank you.

<A – Paul Varello – Sterling Construction Co., Inc.>: Thanks, John.

Operator: Our next question comes from the line of Tahira Afzal with KeyBanc. Please proceed with your question.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Hey, Paul and team. Congratulations on the fantastic quarter.

<A – Paul Varello – Sterling Construction Co., Inc.>: Good morning, Tahira. Thank you very much.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: So I don’t know if this is a question for, Paul, yourself or Ron. But does the fact we have some pushed out revenues into the third and fourth quarter cause some of the typical seasonality to change? So typically, your third quarter is very pronounced and then the fourth quarter is lighter. Is there a chance we see more of a rollout and a gradual build-out into the fourth quarter this time?

<A – Paul Varello – Sterling Construction Co., Inc.>: Tahira, first of all, the third quarter will again be a substantially – will be our best quarter. It always is. And we’re already essentially a third of the way through it. And it’s certainly a little early, but it’s certainly on track to do that again. In terms of margins, we think margins will be slightly less. But I’ll remind you that with fixed G&A and a very high revenue, more of it flows to the bottom line. So we are still believing at the net income line, we’ll have a strong third quarter. Ron, what would you add to that?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Yeah, I think that’s right. And certainly the gross profit will be helped also by some of that fixed cost. But I think in the Q and I’ll give you the numbers now, we entered the quarter with $70 million of backlog on margins that had nil profit in it. We burned about $30 million of that number. So $30 million divided by the quarterly revenues to $190 million caused pretty big significant number offset as [ph] Joe (25:10) mentioned by mix. The $40 million that’s remaining will be burnt in third and fourth quarter and most of it in third. But mathematically, it becomes a much smaller parentage of the total. So it has less impact in the third quarter and less impact in the fourth quarter on a mathematical basis than it did in the second.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Got it. Ron, that’s actually pretty helpful. And Paul, the last time we talked, there was a chance you might have some sort of margin-making [Technical Difficulty] (25:49) some closeouts or something that could have helped you close the gap and meet net income or operating income even with the weather changes. Any change that’s happened over the last couple of weeks have you decide to be a little more conservative as you look at how this [ph] work (26:11) ramps up?

<A – Paul Varello – Sterling Construction Co., Inc.>: Yeah. What we were speaking of is there is a part of the business that I would just say is the normal business. And those opportunities for additional margin come from change orders primarily as well as continuing to execute against the base project. Beyond change orders – and we had several. We always have several in every quarter. But they generally are not big significant numbers. The larger more significant numbers are claims and claims unfortunately are one-off things. And so in our forecast, we are not anticipating in any of the forecast guidance we’ve given you any claims which we hope do happen. But because they’re one-off, we tend to say that’s not our – we’d like to look at our business as a normal run rate kind of earning stream. So what I would say is there’s only upside if we are fortunate enough to execute and collect on claims – claims different from change orders – during the balance of this year. We did execute several change orders this quarter. But it’s pretty much mundane. Several million dollars on the total revenue of $190 million was not moving the needle a lot. We always get some of those every quarter.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Yeah, and that’s a revenue number. So I talked -

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Right.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: I talked little a bit at the opening comments about our changes in estimated gross profit. The way we do that, that’s all changes in our backlog. So in the first quarter, we had that project in California that essentially was $1 million and that was a change in all of our backlog. And it wasn’t the only one, but it netted out and that’s really the objective. In the second quarter, that same [ph] confrontation (28:07) netted out to $500,000 up of GP. Again -

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Got it.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: That’s our objective. We want the negatives and the positives, [ph] which you always have, to offset and a possible with (28:18) small credit. So the second quarter only add about $500,000 benefit, so 200 basis points, 300 basis points on our margin. But I would call that just normal noise of settling change orders, updating estimates, appreciating the rain effect and everything else. So I think a normal quarter, there’s nothing extraordinary, closeouts or margin coming out of the change orders that we just talked about.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Got it, okay. And last question for you folks before I hop back into the queue. If I do the math correctly based on what you all are saying; I sense there’s a chance if you put in low bids, et cetera, you could be exiting this year with backlog up potentially, let’s say, in the low mid-teens, maybe a little higher than that. Do you folks feel capacity-wise – and maybe this is a question for [ph] Joe (29:18) – you can actually translate that into a revenue growth of the same pace? So in other words, do you feel you have the capacity to really generate revenue growth of the mid-teens level?

<A>: Yeah, I think we can look at it in two ways. If you start with kind of the back office [indiscernible] (29:41) that support the growth, we still feel very comfortable we got enough capacity to get us close to that $1 billion mark in total. Down in the operations, flexing up that capacity as we grow should not be an issue. And frankly, we have excess capacity now. Hence, we sold off a fair amount of equipment. We still have some assets that we could either get rid of or maintain to support that capacity, Tahira.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Got it, okay. Well, good quarter, guys. And I’ll hop back in the queue.

<A – Paul Varello – Sterling Construction Co., Inc.>: Thank you.

Operator: Our next question comes from the line of William Bremer with Maxim. Please proceed with your question.

<Q – Bill Bremer – Maxim Group LLC>: Good morning, Paul. Good morning, Ron.

<A – Paul Varello – Sterling Construction Co., Inc.>: Good morning, Bill.

<Q – Bill Bremer – Maxim Group LLC>: So Ron, I want to go to your legacy backlog. You voiced that this quarter you realized approximately $30 million. So year-to-date – and I just want to correct if there’s any issues here – approximately $56 million or I should say $46 million has been worked off. Is that correct?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Yeah, I think we started the year with $86 million and we ended the second half with $40 million left. That’s correct.

<Q – Bill Bremer – Maxim Group LLC>: Okay. So are we on target at the conclusion of 2016 to be, say, below $10 million? Is that slated? Do you see those other $40 million projects sort of ready to go? Is the shovel sort of in there that you guys are finally going to be able to complete this?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Yes, I think those will be gone. And in our world, you always have some projects that are 0% or lower margin. But that’s just noise at this – yeah, it will be just noise. So I’d expect that entire $40 million to be burnt third quarter, fourth quarter, give or take two-thirds or one-thirds for lack of a very – I didn’t do a scientific rollout of that. But order of magnitude, that’s about right.

<Q – Bill Bremer – Maxim Group LLC>: Okay. And then I want to go into your labor, very impressive in this quarter. Your other peers are sort of voicing some inflation. How were you able to keep your labor in check at this point without potentially losing some of your top catch or top managers?

<A – Paul Varello – Sterling Construction Co., Inc.>: It is competitive for supervision, Bill, project managers, project superintendents. It has certainly continued to ramp up. And we think our profitability and our execution is really attracting very good people. So while I think we still have to continue to create opportunities for people for growth, it’s there. On the craft labor front, we haven’t experienced substantial inflationary effect that we didn’t have built into our estimates. Numbers down here in Texas is still running modestly low and we had that built into our bids. We’re also thankful that with the average life for jobs less than two years, we can recycle the estimate every time. So you reprogram the rate you’re going to use based on any inflationary impact. And we always put an inflationary assumption in our estimates. And so far Bill, we’ve been spot on. There hasn’t been much impact from that.

<Q – Paul Varello – Sterling Construction Co., Inc.>: Hey Ron, this last one is for you. Can you give us a sense on annual bookings. What’s the breakdown between say private, commercial as well as the public domain of projects you’re bidding on at this time or that’s in your backlog at this time, I should say?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: [indiscernible] (33:26) hand it over to [ph] Joe (33:27). He is the man that studies that very hard.

<A>: Yeah, when you look at, what I’ll call the highway side, which would be state or federal, 80% of our total work is in that space. However, when you get into airports and some of those activities as well, they fall under the same guidelines. So about 92% to 94% of our work today falls under that piece and the rest would fall under private.

<Q – Paul Varello – Sterling Construction Co., Inc.>: Okay. Thank you.

Operator: Our next question comes from the line of Vahid Khorsand with BWS. Please proceed with your questions.

<Q – Vahid Khorsand – BWS Financial, Inc.>: Hi guys. First question, if you could just talk a little bit about how confident you are in the new guidance you’re providing?

<A – Paul Varello – Sterling Construction Co., Inc.>: Yeah, I think we feel considerably more comfortable with this new guidance. And again, I want to remind you, it excludes the one-off opportunities that are inherent in our business. So the actual number with any amount of luck at all will be probably higher once claims are settled and other one-off things are in there. So I would tell you my confidence in the number, Vahid, is north of 80%.

<Q – Vahid Khorsand – BWS Financial, Inc.>: Okay. The reason why I ask is, you were talking about the rains in Texas and that kind of hit the revenue mark for the year and then you noted that was in April and March. And I’m just wondering why you didn’t – why you stuck by your guidance in May, if that was the case?

<A – Paul Varello – Sterling Construction Co., Inc.>: Yeah, I think it was still raining. What were the number of work [indiscernible] (35:18)?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: It depends on geographic area of Texas, but we had monstrous rains in May and well after we released the quarter. So I think the number was somewhere between loss days of 15 days to 20 days. When we divide that by 60 or so workdays, normal workdays, that’s a very big percentage.

<A – Paul Varello – Sterling Construction Co., Inc.>: And we unfortunately don’t get those numbers right on the spot. And so if you’re talking about early May even then with the torrential rains continuing down there, the impact of the April numbers was not fully known until later. We knew we lost the days. We didn’t understand the impact until later after those announcements were done.

<Q – Vahid Khorsand – BWS Financial, Inc.>: Okay. And then my next...

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: We do [ph] think it’s a challenge here. You have to realize (36:07), we lost somewhere of roughly 10 days to 12 days in May and you still have the rest of May and June to get those projects kick back off depending on the level of rain and the level of activities from the customer. So until [indiscernible] (36:24) you just don’t know how faster you are go to ramp back up.

<A – Paul Varello – Sterling Construction Co., Inc.>: One last thing is that I hope this habit breaks in Texas, but we are naming floods now after certain holidays. We have the Tax Day flood, which happened on May – April 15, and it was torrential terrible flooding situation, followed by the Memorial Day floods. And so we’re naming them based on holidays. Next big holiday is Labor Day and we’re hoping that the rain pattern has changed by then.

<A>: We survived July 4...

<A – Paul Varello – Sterling Construction Co., Inc.>: We did.

<A>: Hot and dry.

<A – Paul Varello – Sterling Construction Co., Inc.>: Hot and dry.

<Q – Vahid Khorsand – BWS Financial, Inc.>: My next question was on your backlog. It’s down from the end of Q1 and my question is, are you focusing on keeping that at a lower level than it was at Q1 or are you focusing on trying to get it above that level and if you’re trying to get it above that level, any sense of where you imagined the backlog will be at the end of the year?

<A – Paul Varello – Sterling Construction Co., Inc.>: Let me make a first cut at that. [ph] Joe (37:26), maybe you could offer a color commentary. What I tried to do last year was to concentrate on the bottom line, not the top. And this year the opportunity is coming up with the Federal Highway Bill and other things and the way it’s generating better opportunities for better margins means we must participate.

And indeed we now feel good enough of our project execution where we will willingly participate with a much greater focus on the things we know, we make money on based on history, which taught us not only where we made money, but where we did not make money and part of the strategy is to avoid those things where we inherently know there’s too much risk or we don’t make money.

I would tell you that our tendency for the balance of this year and into next year is to continue to carefully grow revenue and – but more importantly, continue to grow bottom line. I’m less fixated on top line. I remain focused on the bottom line. What would you add [ph] Joe (38:34)?

<A>: Yeah, I think two things. It’s relatively flat. We are focused on selecting the right bids. I will tell you, in general, we’re winning right at about the same percentage in total, but we’re being much more selective of the bids that we’re going after. The total bid activity is up and we’re trying to make sure that we’re not leaving too much money on the table that we’re chasing the right bids and getting every penny we can out of it.

<Q – Vahid Khorsand – BWS Financial, Inc.>: Okay.

<A>: Thank you.

Operator: Our next question is a follow-up question from Tahira Afzal with KeyBanc. Please proceed with your questions.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Hey Paul, given all the weather nuances you are seeing and who knows, maybe they are sort of permanent with climate change, we are seeing flash floods across the country and draughts in others. Are you seeing water infrastructure opportunities becoming more visible for you at all?

<A – Paul Varello – Sterling Construction Co., Inc.>: Yeah. As you know, in Texas where these torrential rains and floods have really impacted the entire economy down here, compounded with the oil price impact. I would tell you that there is an awful lot of conversation about new water projects, particularly flood control projects coming up. Unfortunately, they’re right now in the conceptual stage that’ll be followed by the budgeting and design phase, followed by the bidding and construction phase. So I think it’s a year out before we’ll see meaningful numbers of projects.

But in the water area, particularly flood control, we’re going to see more and more of those projects and particularly here in Texas which is, we’re very thankful for that [ph] side from (40:22) the fact we needed is the fact that that really does hit our sweet spot very well; large diameter pipe, flood control projects are really one of our strongest projects with one of our best margins.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Okay. And Paul in that regards, can you sort of hash out how much of your revenue is roughly awarded infrastructure right now? And let’s say if these are opportunities to materialize, let’s say two years, three years out, how much that could grow by?

<A – Paul Varello – Sterling Construction Co., Inc.>: Joe.

<A>: Yeah. If you take a look at our water, Tahira, depending on the year, it varies between 3% to 5% and a lot of that is in the Texas market, predominantly. We’re starting to grow some of that out on the West Coast, but predominantly in Texas.

<A – Paul Varello – Sterling Construction Co., Inc.>: And in terms of the second half of the question about how much it would grow, I would say it’ll grow to, as much as, 10% to 15%, but never be the dominant player just because of the sheer size of the market.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Got it. And last question on that Paul. I know that [ph] crazy pipeline project (41:28) in California on the water side, it seems like it’s strangely gaining some momentum. To the extent it actually goes through, is that something you guys could potentially play on?

<A – Paul Varello – Sterling Construction Co., Inc.>: We looked at that and the project size is only the subcontracted. The project sizes are considerably outside of what we’d call our sweet spot and some of the bigger contracts will not want to bite it off entirely. So we could be part of either a joint venture or certainly a subcontractor in a part of it. We think that’s a long way off and we think that we’ll be invited in to play with some of the bigger players, but I don’t believe that we will be on point for that kind of work.

<Q – Tahira Afzal – KeyBanc Capital Markets, Inc.>: Thanks, Paul and Joe.

Operator: Our next question is a follow-up question from William Bremer with Maxim. Please proceed with your question.

<Q – Bill Bremer – Maxim Group LLC>: Yeah, hi. This question maybe is for Paul, maybe is for Ron or even Joe. I guess what I’m trying to put and understand is, your public projects are well north of 90%, surely the better margins on the private side. Have you been gearing up maybe your P3 activity to go after the higher margin projects? I’m just trying to grasp why you’re in so much of the lower margin versus the higher margin projects that are on the docket right now?

<A – Paul Varello – Sterling Construction Co., Inc.>: It’s actually a great question, Bill, because I had said for quite a while, the observation I’d make is this is a business that is very competitive on a good day. It’s very competitive and it drives margins lower. So I agree that our mix of public work, publicly bid work to private work is going to change.

Directionally, we’re going to blend in more private work. And we’re going to – and our observation comes from simple things like right now our best margin work is with our private customers like the railroads. And it has everything to do with the fact that a railroad, a private business understands the time value of money.

And so if you say to a railroad company, we can replace your bridge in a month for x, or in three weeks for 2x, or maybe not 2x, but x plus something, they almost always jump on it because they understand the time [ph] value of (44:12) money. In the public sector, our customers like TxDOT are obligated to be very transparent and to bid to as many contractors who can get bonded and are willing to spend the money to bid. There is no limit on how many people did the work. And as a result, between mistakes made by others and just pure competitiveness, margins will never get to be gigantically high. They will always get – if we’re they’ll crawl up into the double digits, but it’ll be low-double digits. What would you add to that, Joe?

<A>: Yeah, I think Bill, you read on – if you go and read our strategy, part of what we’ve gone back and evaluated and looked at as we’re going forward is we do see some very nice margin opportunities in the adjacent markets, which a lot of that is private space, which could be commercial customers, could be even touching in some of the residential space, airports, rail, the margins are significantly higher. You go upstream in the activity, so there is a less competition at the bid table [ph] at the day of (45:19) bid or maybe no competition, if you’re part of the design team and that’s really what we’re trying to drive for the longer term growth.

<A – Paul Varello – Sterling Construction Co., Inc.>: And the only thing I would add is concrete is concrete, whether it’s placed on a road for a public company, whether it’s on a P3 project, something that I know you have asked about several times and we certainly are looking more at that. Whether it’s other industrial customers, concrete is concrete and we are convinced that there’re opportunities to help improve. We will never abandon our core business, but to blend in higher margin stuff is certainly direction we’re going in. Thank you, Bill.

<Q – Bill Bremer – Maxim Group LLC>: Ron, this is a follow-up for you based on that. Based on the mix, your other income line, what are you forecasting there for the year, given the mix of the backlog and your JV activity?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: We don’t really give guidance at that level, but I think the second quarter was very, very strong and the balance of the year will be as strong. I’m hesitant to say it’s times two, but – the second quarter times two, but there continue to have some good backlog that will [indiscernible] (46:35) in the back half of the year.

<Q – Bill Bremer – Maxim Group LLC>: Okay. So back half similar to the first half?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: I didn’t say that.

<Q – Bill Bremer – Maxim Group LLC>: Okay.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: I just think it’s going to be continue to strong.

<Q – Bill Bremer – Maxim Group LLC>: Thank you.

Operator: Our next question is a follow-up question from John Rogers with D.A. Davidson. Please proceed with your question.

<Q – John Rogers – D. A. Davidson & Co.>: Hi, thanks. Just a couple of quick things. [ph] What’s your (47:02) average project size now in backlog and how does that compare to 12 months ago?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: I think if you looked at our average project size, we’re in the $20 million to $25 million led. It’ll actually be a little lower than $20 million. And I don’t – off the top of my head, I don’t have exactly where that compares to 12 months ago, to be honest.

It’s probably – let me just step back and answer it maybe a little differently. If I look at the size of the bids that we’re winning year-to-date, it is slightly smaller than the jobs we won last year, year-to-date. So even though we’ve won, as percentage is very flat, the number of jobs we’re bidding are higher as we’re getting the increase in the backlog. So they’re slightly smaller, John.

<Q – John Rogers – D. A. Davidson & Co.>: Okay. Thank you for that. And then secondly, in terms of the refinancing that you’re now hoping for in first half of 2017, what’s the – your assessment of the cost save opportunity there?

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: Great question and it’s pretty significant from – if you just start with the stated interest rates that we’re playing today [indiscernible] (48:20), our line requires us to pay a 12% coupon rate, if you will, for interest expense. But in addition, for any asset based type loan, type program, there’s other costs that are incurred. Everything from appraisal costs periodically to the cost of increase and decrease collateral as you move equipment around or sell out and to buy new.

So, I think in total, that number is between 13% and 14%. Certainly, the key of achieving our late 2016, early 2017 will be continued performance because most financial institutions like that. Second key is one we can check off, which is the equity market. The equity raise allowed us to have a balance sheet and liquidity picture that is much stronger than it was prior to that.

So I’m going to go with half the interest rate cost, maybe a little bit less depending on when we structure it and how we structure it. I would suggest it’ll still be sort of a combination of a revolver and otherwise. But that’s sort of what we’re looking at.

And fortunately, right now, the only thing we have outstanding is our term balance of [indiscernible] (49:34) at June 30 of about $15 million, we were un-borrowed under the revolver. So while the interest rates are high, our borrowing is low at this point in time. So you’re talking about percentages in dollars.

<Q – John Rogers – D. A. Davidson & Co.>: Yeah. So Ron, as you’re looking at it right now for calendar 2016, how much are you actually going to be paying relative to that 13% to 14%? I mean, will you go into the line at all? So I mean, I understand that it’ll be...

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: And according to line, if we go – yes, probably, go in and out of the line...

<Q – John Rogers – D. A. Davidson & Co.>: Yeah.

<A – Ron Ballschmiede – Sterling Construction Co., Inc.>: ...I guess done in days or weeks, but I wouldn’t expect the end quarters with the balance in the line. So I would suggest that $15 million at the end of the quarter times 12% plus a little rounding up for the other cost is probably at a high end of what I would expect for the balance of the year – balance is following two quarters.

<Q – John Rogers – D. A. Davidson & Co.>: Okay. That is helpful. Thank you.

Operator: Thank you. Mr. Varello, we have no further questions at this time. I would now like to turn the floor back over to you for closing comments.

Paul J. Varello, Chief Executive Officer & Director

Thank you very much, Christine. I’d like to thank everybody on the call today for your time and patience and for your questions. If you would like to schedule a call with us, a follow-up call, please feel free to contact our Director of Investor Relations, Jennifer Maxwell or our partners at The Equity Group. Their contact information can be found on the bottom of our press release.

Operator: Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your line at this time, and thank you for your participation and have a wonderful day.

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